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                                                                    Exhibit 23.1

ASJANAJOTOIMISTO FARKKILA, HAAPANEN,
LUNKKA & RAUTIALA OY
Rautatienkatu 19 A, 15110 Lahti
Tel. +358-3-751 4013
Fax +358-3-752-4444
No. 0588410-8
                                                       Lahti August 15/th/, 2001
Board of Directors
Eimo Oyj

Re:   Eimo Oyj Post-Effective Amendment No. 3 on Form S-8 to Registration
statement on Form F-4

Gentlemen:

In connection with the issuance of up to 2,068,650 Series A shares (the "Securities") of Eimo Oyj (the "Company") pursuant to options assumed by the Company under the Amended and Restated Agreement and Plan of Merger by and among Eimo Oyj, Spartan Acquisition Corp. and Triple S Plastics, Inc., dated as of
May 25, 2001 (the "Merger Agreement"), I have examined the following:

1. A copy of the articles of association of the Company (No. 0149182-5) as filed with the Trade Registry on March 12, 1965, and all amendments thereto.

2. Copies of minutes of meetings of the Board of Directors of the Company deemed by me to be relevant to this opinion.

3.    A copy of the Merger Agreement.

4. A copy of the draft Post-Effective Amendment No. 3 on Form S-8 to Registration Statement on Form F-4 regarding the Securities to be filed with the Securities and Exchange Commission on or about August 15/th/, 2001 (the "Registration Statement").

5.    A copy of the Eimo 2001 Substitute Option Plan (the "Plan").

In rendering the opinion set forth below, I have assumed that the Securities will be issued to holders of substitute options as described in the Registration Statement and the Plan.

Based on the foregoing, it is my opinion that:

1. The Company is a public limited company in good standing, duly organized and validly existing under the laws of Finland.

2. Upon the affirmative vote of holders of two-thirds of the Eimo Series A Shares and the Eimo Series K Shares by number present and voting as a single class at an extraordinary general meeting of the shareholders of the Company to (a) approve the issuance of the Securities and the American Depositary Shares ("ADSs") to represent such Securities, (b) approve the issuance of options to replace currently outstanding options to acquire securities in Triple S Plastics, Inc., and (c) waive the preemptive rights of Eimo's existing shareholders in connection with the issuance of the Securities, the ADSs and the options then (i) all necessary corporate proceedings and action legally required for the
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     registration of the Securities, the ADSs and options will have been held and taken, (ii) the issuance and sale of Securities, the ADSs and options will be duly and validly authorized by the Company, and (iii) the Securities, the ADSs and options when issued will be fully paid, non-assessable and free of preemptive rights.

This opinion is based solely upon my examination and knowledge of the laws of Finland.

I consent to the filing of this opinion as an Exhibit to the aforementioned Registration Statement.

                                        Very truly yours,

                                        /s/ Antti Farkkila
                                        ---------------------------
                                        Antti Farkkila
                                        Attorney-at-law